FOR IMMEDIATE RELEASE

Ciena to Acquire Nubis Communications to Expand its Inside the
Data Center Strategy and Further Address Growing AI Workloads

Hanover, Md. – September 22, 2025 – Ciena (NYSE: CIEN), the global leader in high-speed connectivity, today announced that it has entered into a definitive agreement to acquire Nubis Communications, a privately-held company headquartered in New Providence, New Jersey. The addition of Nubis, which specializes in high-performance, ultra-compact, low-power optical and electrical interconnects tailored to support AI workloads, will expand Ciena’s portfolio and add critical talent to address a wider range of opportunities inside the data center.

Nubis’ solutions complement Ciena’s existing high-speed interconnects portfolio and will enable new capabilities to support growing AI workloads by significantly increasing scale up and scale out capacity and density inside the data center. The Nubis portfolio includes two key technologies:

•Co-Packaged Optics (CPO) / Near Packaged Optics (NPO): Nubis’ compact, high-density optical modules deliver ultra-fast data transfer using light instead of traditional electrical signals. Supporting up to 6.4 Tb/s full-duplex bandwidth, these modules are optimized for low-latency, low-power operation – making them ideal for scaling AI systems. Combined with Ciena’s high-speed SerDes, Nubis’ optical engines enable differentiated CPO solutions to address high-performance connectivity needs inside and between racks.

•Electrical ACC: Nubis’ advanced analog electronics enable Active Copper Cables (ACC) to support high-speed data transmission, allowing data to travel up to 4 meters at speeds of 200 Gb/s per lane. This low-power, low-latency solution helps customers connect more AI accelerators across racks without the limitations of traditional copper or DSP-based solutions.

In addition, the acquisition will strengthen Ciena’s expertise inside the data center, with the addition of 50+ talented engineers with deep technical expertise and strong cultural alignment with Ciena’s R&D team.

“The acquisition of Nubis represents a significant step forward in Ciena’s strategy to address the rapidly growing demand for scalable, high-performance connectivity inside the data center, driven by the explosive growth of AI-related traffic,” said David Rothenstein, Chief Strategy Officer at Ciena. “With ownership of these key technologies for a wider range of use cases inside the data center, we are expanding our competitive advantage by advancing development of differentiated solutions, reducing development costs, and driving long-term efficiency and profitability.”

“The Nubis team is thrilled to join Ciena and enhance its industry-leading portfolio with our breakthrough interconnect technologies,” said Dan Harding, CEO of Nubis. “Together, we will advance Ciena's data center strategy by delivering reliable, high-quality, and high-performance interconnect solutions to support the next generation of AI workloads.”

Under the terms of the agreement, Ciena will acquire Nubis in an all-cash transaction for $270 million, subject to a customary purchase price adjustment mechanism for the amount of cash, debt, and net working capital of Nubis at closing, among other items. In addition, Ciena will enter into certain employee retention arrangements in connection with the transaction. The transaction has been approved by the boards of directors of both companies as well as Nubis’ shareholders. The transaction is expected to close during Ciena’s fiscal fourth quarter 2025 and is subject to customary closing conditions.

Supplemental Materials
In conjunction with this announcement, Ciena has posted to the Events and Presentations page of the Investor Relations section of its website a recorded transaction overview presentation and accompanying transcript.

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About Ciena
Ciena is the global leader in high-speed connectivity. We build the world’s most adaptive networks to support exponential growth in bandwidth demand. By harnessing the power of our networking systems, components, automation software, and services, Ciena revolutionizes data transmission and network management. With unparalleled expertise and innovation, we empower our customers, partners, and communities to thrive in the AI era. For updates on Ciena, follow us on LinkedIn and X, or visit the Ciena Insights webpage and Ciena website.

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